QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.6

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into effective as of November 15, 2002, by and between United Surgical Partners International, Inc., a Delaware corporation ("USP"), and Donald E. Steen ("Employee"), with reference to the following facts:

R E C I T A L S

        A.    USP desires to employ Employee in the capacities and on the terms and conditions hereinafter set forth and Employee is willing to serve in such capacities and on such terms and conditions.

        B.    This Agreement shall replace any and all existing employment agreements and arrangements between USP and Employee, effective as of November 15, 2002.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, USP and Employee mutually agree as follows:

A G R E E M E N T

        1.    Employment.    USP hereby employs Employee as the Chairman of the Board and Chief Executive Officer of USP; provided, however, that (a) the Board of Directors of USP may remove Employee from the position of Chief Executive Officer at any time after the second anniversary of the date of this Agreement, (b) on November 15, 2006 (the period from November 15, 2002 to November 14, 2006 being referred to as the "Initial Term"), Employee shall resign as Chief Executive Officer (unless otherwise mutually agreed by Employee and USP) and shall continue to act as Chairman of the Board for an additional three year term (the "Secondary Term") as a part time employee, estimated at approximately 75% of Employee's business time, and (c) at the end of the Secondary Term, Employee shall remain as Chairman of the Board (unless otherwise mutually agreed by Employee and USP) and, for an additional two year period (the "Final Term"), Employee shall continue as a part time employee, estimated at approximately 50% of Employee's business time.

        2.    Duties.    In his capacity as Chief Executive Officer, Employee shall devote substantially all of his working time, energies and skills to the benefit of USP's business. When Employee is no longer Chief Executive Officer of USP, he shall devote such time to his duties as Chairman of the Board as are necessary to fulfill that role. In his capacity as Chief Executive Officer of USP, Employee (a) shall report to the Board of Directors of USP, (b) shall have such duties, responsibilities and authority as are set forth in the By-Laws of USP for the position of Chief Executive Officer and (c) shall have authority to hire such staff as Employee determines is necessary and to determine the titles and (subject to established authority levels for setting salaries) the compensation levels of such staff. In his capacity as Chairman of the Board, Employee shall have such duties, responsibilities and authority as are set forth in the By-Laws of USP and as are typical for the position of Chairman of the Board. Employee agrees to serve USP diligently and to the best of his ability

        3.    Compensation.

          (a)    Base Salary.    USP shall pay Employee a Base Salary ("Base Salary") at a rate of $475,000 per year; provided, however, that (i) during any period in which Employee is no longer serving as Chief Executive Officer, his Base Salary shall be reduced to an amount equal to 75% of the sum of (A) the Base Salary at the time of such change plus (B) the average annual bonuses paid to Employee for the two calendar years preceding the date of such change, and (ii) during the Final Term, Employee's Base Salary shall be 50% of the sum of (A) the Base Salary in effect immediately prior to Employee ceasing to serve as Chief Executive Officer plus (B) the average annual bonuses paid to Employee for the two calendar years preceding the date Employee ceased to act as Chief Executive Officer. Notwithstanding the foregoing, if during the Secondary Term or the Final Term, the Board reasonably determines that Employee is devoting less than 75% or 50%, respectively, of his business time to his duties under this Agreement, the percentage of Base Salary and bonus payable to Employee shall, from the date of such determination, be reduced to the percentage of Employee's business time that the Board reasonably determines is being devoted to such duties. The Board of Directors of USP shall, in good faith, consider granting increases in such salary based on Employee's performance and the growth and/or profitability of USP, but it shall have no obligation to grant any such increases in compensation. Base Salary shall be payable in equal semi-monthly installments on the 15th day and the last working date of the month, or at such other times and in such installments as may be agreed upon between USP and Employee. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.

          (b)    Performance Bonuses.    In addition to the Base Salary, Employee shall be eligible to receive bonus compensation of up to 100% of the Base Salary based on such performance goals and criteria as the Board of Directors of USP shall, from time to time, determine.

        4.    Expenses and Benefits.    USP agrees to provide Employee with the following benefits:

          (a)    Expense Reimbursements.    Employee is authorized to incur reasonable expenses in connection with the business of USP, including expenses for entertainment, travel and similar matters. USP will reimburse Employee for such expenses upon presentation by Employee of such documentation as USP shall from time to time require.

          (b)    Office Services.    USP will provide Employee with an administrative assistant of his choice and reasonable office space and services.

          (c)    Insurance.    Major medical health insurance and disability insurance as currently in place (as the same may be modified from time to time by USP for its senior executives).

          (d)    Employee Benefit Plans.    Participation in any other employee benefit plans now existing or hereafter adopted by USP for its employees.

          (e)    Other.    Such items and benefits as USP shall, from time to time, consider necessary or appropriate to assist Employee in the performance of his duties.

          (f)    Vacations.    Employee shall be entitled (in addition to the usual public holidays) to a paid vacation of an aggregate of five weeks in each calendar year.

        5.    Term; Severance.    The term of this Agreement shall be from the date of this Agreement to the end of the Final Term (as defined in Section 1(c) above); provided, however, that either party may terminate this Agreement at any time upon at least 90 days prior written notice. A determination by USP to terminate this Agreement may be made only by an affirmative vote of not less than 75% of the members of the Board of Directors of USP then in office. If USP's Board elects to terminate this Agreement, Employee shall be entitled to severance pay based on the Base Salary plus bonuses (payable monthly on a pro rata basis) that Employee otherwise would have earned pursuant to Section 3(a) above during the following period (whichever is applicable):

          (a)  If termination occurs during the first two years, severance pay shall be due for the two year period after the date of termination;

          (b)  If termination occurs during the second two years, severance pay shall be due for the three year period after the date of termination; and

          (c)  If termination occurs after the first four years, severance pay shall be due for the period from the date of termination until November 14, 2011.

        Such severance pay shall be payable in monthly installments and USP shall continue the benefits set forth in Sections 4(b) and (c) for the period during which such severance payments are to be made. In addition, this Agreement shall terminate as provided for in Section 7 or upon the death of Employee.

        6.    Disability.

          (a)  In the event that Employee becomes Permanently Disabled (as hereinafter defined) during the term of this Agreement, Employee shall continue in the employ of USP but his compensation hereunder shall be reduced to three-fourths of the Base Salary then in effect as set forth in Section 3(a), commencing upon the determination of Employee's Permanent Disability and continuing thereafter until the first to occur of (i) 36 months or (ii) the death of Employee; and during such period of time, Employee shall not be entitled to payment of expenses or benefits specified in Section 4 (except for reimbursement of expenses incurred by Employee prior to becoming Permanently Disabled), except that USP shall continue to provide Employee with the insurance benefits specified in Section 4(c). The obligation of USP for continuation of three-fourths of Employee's Base Salary shall be net of payments to Employee from the disability insurance referred to in Section 4(c).

        For purposes of this Agreement, the terms "Permanent Disability" or "Permanently Disabled" shall mean three months of substantially continuous disability. Disability shall be deemed "substantially continuous" if, as a practical matter, Employee, by reason of his mental or physical health, is unable to sustain reasonably long periods of substantial performance of his duties. Frequent long illnesses, though different from the preceding illness and though separated by relatively short periods of performance, shall be deemed to be "substantially continuous." Disability shall be determined in good faith by the Board of Directors, whose decision shall be final and binding upon Employee. Employee hereby consents to medical examinations by such physicians and medical consultants as USP shall, from time to time, require.

        7.    Termination by USP for Cause.    USP shall have the right to terminate Employee's employment under this Agreement for "Cause" by an affirmative vote to so terminate by not less than 75% of the members of USP's Board of Directors, in which event, no compensation shall be paid or other benefits furnished to Employee after termination for Cause. Termination for Cause shall be effective immediately upon notice sent or given to Employee. For purposes of this Agreement, the term "Cause" shall mean and be strictly limited to: (a) indictment for a crime constituting a felony under state or federal law; (b) conviction of a crime constituting a misdemeanor and involving an act of moral turpitude, including without limitation fraud, embezzlement and use of illegal drugs; (c) commission of any material act of dishonesty against USP; or (d) willful and material breach of this Agreement by Employee.

        8.    Non-Competition.    Employee recognizes and understands that in performing the responsibilities of his employment, he will occupy a position of fiduciary trust and confidence, pursuant to which he will develop and acquire experience and knowledge with respect to USP's business. It is the expressed intent and agreement of Employee and USP that such knowledge and experience shall be used exclusively in the furtherance of the interests of USP and not in any manner which would be detrimental to USP's interests. Employee further understands and agrees that USP conducts its business within a specialized market segment throughout the United States and in portions of Europe, and that it would be detrimental to the interests of USP if Employee used the knowledge and experience which he currently possesses or which he acquires pursuant to this employment hereunder for the purpose of directly or indirectly competing with USP, or for the purpose of aiding other persons or entities in so competing with USP. Employee therefore agrees that so long as he is employed by

USP and, if this Agreement is terminated by USP pursuant to Section 5, for an additional period equal to the shorter of one year following termination or for the period of time Employee is receiving a salary or severance payments from USP, unless Employee first secures the written consent of USP, Employee will not directly or indirectly invest, engage or participate in or become employed by any entity in direct or indirect competition with USP's business, which shall include the ownership and/or operation of outpatient surgical centers in the United States and the ownership and/or operation of hospitals in the countries in Europe in which USP owns or operates hospitals as of the date of termination. These non-competition provisions shall not be construed to prohibit Employee from being employed in the health care industry during the applicable period, but rather to permit him to be so employed so long as such employment does not involve Employee's direct or indirect participation in a business which is the same or similar to USP's business (as defined above). In the event that the provisions of this Section 8 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable law.

        9.    Stock Options.    In the event that (a) USP elects to terminate this Agreement pursuant to Section 5, (b) there is a "Change of Control Event" (as such term is defined in the Stock Option Agreements, each dated April 30, 1998, to which USP and Employee are parties) or (c) USP breaches this Agreement by termination of Employee without the notice required under Section 5 or without Cause under Section 7, then in each such event, all USP stock options held by Employee and all restricted stock awards made to him by USP (whether issued subject to forfeiture or to be issued when and if they become vested) shall thereupon automatically be amended so as to (i) cause to vest, immediately prior to the date of such Change in Control Event or termination of employment, all such then unvested stock options and restricted stock awards, and (ii) provide Employee 90 days to exercise such options (or such greater period as may be provided by the terms of such options).

        10.    General Provisions.

          (a)    Notices.    All notices required or permitted by this Agreement shall be in writing and may be delivered in person or sent by regular, registered or certified mail or United States Postal Service Express Mail, with postage prepaid, or by other courier service, or by facsimile transmission, and shall be deemed sufficiently given if served in the manner specified in this Section 10(a). The addresses and facsimile numbers set forth below shall be the parties addressed and facsimile numbers for purposes for purposes of delivery or mailing of notices:

If to USPI:	c/o United Surgical Partners International, Inc. 15305 Dallas Parkway, Suite 1600-LB 28 Addison, Texas 75001 Attention: William H. Wilcox, President Fax No.: (972) 267-0084
If to Employee:	Donald E. Steen 5715 Thames Court Dallas, Texas 75252 Fax No.: (972) 248-8868

The parties may change addresses and facsimile numbers noted above through written notice in compliance with this Section 10(a). Any notice sent by registered or certified mail, return receipt requested, shall be deemed given when actually received by the addressee, as shown on the receipt card which must be signed by a representative of the addressee. If sent by regular mail, the notice shall be deemed given after the notice is addressed, mailed with postage prepaid and when actually received by the addressee. Notices delivered by United States Express Mail or other courier service shall be deemed given when actually received by the addressee as shown by the signature of an authorized representative of the addressee on the log or other documentation maintained by the United States Postal Service or courier to show proof of delivery. If any notice is transmitted by facsimile transmission or similar means, the notice shall be deemed served or delivered upon telephone confirmation of receipt of the transmission.

          (b)    Choice of Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding principles of conflict of laws.

          (c)    Integration; Modification and Waiver.    This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof, supersedes any and all other agreements, whether oral or in writing, between the parties hereto and their affiliates with respect to the employment of Employee from and after the date hereof, and contains all covenants and agreements between the parties hereto relating to such employment in any manner whatsoever; provided, however, that except as expressly provided herein, this Agreement shall not affect any stock option agreements, indemnity agreements or agreements relating to Employee's purchase or ownership of USP securities to which Employee is now or hereafter a party or the right of the parties under Employee's prior Employment Agreement, dated November 1, 2000, that arose prior to the date of this Agreement. This Agreement shall not be amended, modified or revised in any respect, except by a writing signed by USP and Employee. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

          (d)    Severability.    If any provision of this Agreement shall be determined by a court or governmental agency of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remainder of this Agreement, which shall remain in full force and effect and be enforced in accordance with its remaining enforceable terms.

          (e)    Assignment.    Because of the personal nature of the services to be rendered hereunder, the obligations of Employee under this Agreement may not be delegated or assigned in whole or in part without the prior written consent of USP (which consent may be withheld in its sole discretion). However, subject to the foregoing limitation, this Agreement shall be binding upon, and shall insure to the benefit of, the parties hereto and their respective heirs, devisees, executors, administrators, trustees, legal representatives, successors, transferees and assigns.

          (f)    Attorneys' Fees.    In any action or proceeding at law or in equity, including but not limited to arbitration, brought to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation or arbitration, as determined by the appropriate court or arbitrator pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by such successful party or parties (including but not limited to such costs, expenses and fees in connection with any appeals) and, if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of such judgment.

          (g)    Survival of Certain Provisions.    The provisions of Sections 4(a) (as to expenses incurred prior to termination), 5, 8 and 9 shall survive the expiration or other termination of this Agreement.

          (h)    Headings and Captions.    Headings and captions are included in this Agreement for purposes of convenience only and are not a part of this Agreement.

          (i)    Miscellaneous.    Any term used in the plural shall refer to all members of the relevant class and any term used in the singular shall refer to any one or more of the members of the relevant class. References in this Agreement to articles, sections, paragraphs and exhibits are to articles, sections, paragraphs and exhibits to this Agreement. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause where such terms may appear.

          (j)    Counterparts and Facsimile Signatures.    Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement. Signatures transmitted by facsimile shall be accepted as original signatures.

        IN WITNESS WHEREOF,the undersigned have duly executed this Employment Agreement as of the date first written above.

USP:	UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

	By:	/s/ PAUL B. QUEALLY Paul B. Queally Chairman, Options and Compensation Committee
EMPLOYEE:		/s/ DONALD E. STEEN Donald E. Steen

QuickLinks

  Exhibit 10.6
EMPLOYMENT AGREEMENT
A G R E E M E N T